Exhibit 99.1

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864
TRW Reports Record First Quarter 2011 Financial Results
LIVONIA, MICHIGAN, May 4, 2011 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first quarter 2011 financial results with sales of $4.1 billion, an increase of 15 percent compared to the prior year period. The Company reported GAAP first quarter net earnings of $281 million or $2.13 per diluted share, an increase of 32 percent compared to net earnings of $204 million or $1.61 per diluted share in the prior year period.
The first quarter 2011 GAAP net earnings contain several special items including debt retirement charges, a gain on a business acquisition and a charge related to the termination of a service contract. The prior year first quarter period included restructuring charges of $7 million ($5 million after related tax benefits). Excluding these special items, the Company reported first quarter 2011 net earnings of $292 million, or $2.21 per diluted share, an increase of 34 percent compared to $209 million or $1.65 per diluted share in the 2010 period.
“TRW’s record first quarter results provide a solid start to 2011 as the Company takes advantage of its strong market position and profitably expands in the high-growth markets of the world,” said John C. Plant, Chairman and Chief Executive Officer. “We are confident TRW is positioned for long term success given its growth prospects, consistent ability to generate substantial positive cash flow and its expanding portfolio of innovative technologies.”
First Quarter 2011
The Company reported first quarter 2011 sales of $4.1 billion, an increase of $526 million or 15 percent from the prior year period. The increase in sales resulted from the higher level of global vehicle production volumes between the two periods and increasing demand for TRW’s broad array of active and passive safety products.
The Company’s first quarter 2011 operating income was $372 million, compared with operating income of $300 million in the 2010 period. The 2011 period included a $10 million charge related to the termination of the transaction and monitoring fee agreement with an affiliate of The Blackstone Group L.P. Restructuring and fixed asset impairment charges totaling $7 million were recognized in the 2010 period. Excluding these charges from both periods, the Company’s operating margin was 9.3% in the current quarter compared to 8.6% in the prior year. The improvement in margin was driven primarily by the contribution from higher sales between the two quarters, partially offset by inflationary pressures, including higher raw material prices, and increased costs to support future planned growth.
Net interest expense for the first quarter of 2011 totaled $34 million, which compares favorably to $45 million in the 2010 period as a result of lower debt levels. In addition, the 2011 period recognized a net loss on retirement of debt totaling $10 million.
The Company recognized a $9 million gain on an acquisition related to the purchase of a shock absorber manufacturing facility during the quarter. The gain reflects the excess of fair value of the business in comparison to the purchase price. The acquisition will provide incremental sales of approximately $10 million annually and is favorably aligned with the Company’s aftermarket business.
Tax expense for the first quarter of 2011 was $56 million, which compares to a tax expense of $50 million in the prior year period. The 2010 period included tax benefits related to restructuring actions totaling $2 million.
The Company reported 2011 first quarter GAAP earnings of $281 million, or $2.13 per diluted share, which compares to GAAP net earnings of $204 million, or $1.61 per diluted share in the 2010 period.
Excluding special items, the Company reported first quarter 2011 net earnings of $292 million, or $2.21 per diluted share, which compares to net earnings of $209 million or $1.65 per diluted share in the 2010 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $498 million in the first quarter of 2011, as compared to the prior year level of $425 million. See page A5 for a description of the special items excluded in calculating adjusted EBITDA.
Cash Flow and Capital Structure
First quarter 2011 net cash flow provided by operating activities was $81 million, which compares to $21 million in the first quarter of 2010. Capital expenditures were $67 million in the current quarter compared to $45 million last year. First quarter free cash flow (cash flow from operating activities less capital expenditures) was a positive $14 million, compared to an outflow of $24 million in the prior year quarter. The favorable outcome compared with last year resulted primarily from the higher level of profitability in the current quarter partially offset by planned investments to support the Company’s future growth initiatives.
As of April 1, 2011, the Company had $1,760 million of debt and $1,041 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $719 million. This net debt outcome sets a new historic low for the Company, $49 million lower than the balance at the end of 2010 and $868 million lower than the balance at the end of the prior year first quarter.
Subsequent to the end of the first quarter of 2011, the Company reached an agreement with lenders comprising $175 million under the 2012 portion of the Company’s revolving credit facility to extend the maturity date of their commitments to November 30, 2014, bringing the total 2014 portion of the revolving credit facility to $1,020 million. The Company provided termination notice to the remaining lenders, comprising $284 million of commitments, which eliminated the 2012 portion of the Company’s revolving credit facility effective May 2, 2011. The Company’s committed liquidity facilities, pro forma for the May 2, 2011 transactions, along with cash on hand of approximately $1.0 billion as of April 1, 2011, provide the Company with over $1.5 billion of available liquidity.
2011 Outlook
TRW expects full year production to total 13.0 million units in North America and 19.3 million units in Europe. Within this forecast, the Company assumes a portion of the loss in light vehicle production occurring in the second quarter, due to supply chain disruptions at our customers resulting from the natural disasters in Japan, will be recovered in the second half of this year. Production in China and the rest of world regions is expected to remain relatively stable throughout the year as near-term production disruptions are expected to have a lesser impact on those regions. Based on these production levels and the Company’s revised expectations for foreign currency exchange rates, full year 2011 sales are now expected to range between $15.7 billion and $16.0 billion, with second quarter sales expected to be approximately $3.9 billion.
“Vehicle production remained robust through the first quarter of 2011; however, we are cautious in the near-term due to supply chain disruptions caused by the earthquake and tsunami in Japan, which have resulted in certain vehicle manufacturers slowing or temporarily halting production,” said Mr. Plant. “Remaining focused on TRW’s growth strategy and cash generation while managing through the present industry headwinds, such as these production disruptions and increased commodity prices, continues to be our top priority in 2011.”
First Quarter 2011 Conference Call
The Company will host its first quarter conference call at 8:30 a.m. (Eastern time) today, Wednesday, May 4th, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 56897896. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.
Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and diluted earnings per share each excluding special items, adjusted EBITDA and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2010 sales of $14.4 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2010 (our “Form 10-K”) such as: any shortage of supplies causing a production disruption due to the events in Japan or otherwise; tighter financial markets adversely impacting the availability and cost of credit negatively affecting our business; a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; risks associated with non-U.S. operations adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances position or other factors; any impairment of a significant amount of our goodwill or other intangible assets; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
# # #

TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended April 1, 2011 and April 2, 2010	A2

Condensed Consolidated Balance Sheets as of April 1, 2011 (unaudited) and December 31, 2010	A3

Condensed Consolidated Statements of Cash Flows (unaudited) for the three months ended April 1, 2011 and April 2, 2010	A4

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months ended April 1, 2011 and April 2, 2010	A5
Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):
•	For the three months ended April 1, 2011	A6

•	For the three months ended April 2, 2010	A7
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	April 1, 2011	April 2, 2010
Sales	$4,109	$3,583
Cost of sales	3,598	3,154

Gross profit	511	429
Administrative and selling expenses	151	125
Amortization of intangible assets	5	5
Restructuring charges and fixed asset impairments	—	7
Other (income) expense — net	(17)	(8)

Operating income	372	300
Interest expense — net	34	45
Loss on retirement of debt — net	10	—
Gain on business acquisition	(9)	—
Equity in (earnings) losses of affiliates, net of tax	(10)	(8)

Earnings before income taxes	347	263
Income tax expense	56	50

Net earnings	291	213
Less: Net earnings attributable to noncontrolling interest, net of tax	10	9

Net earnings attributable to TRW	$281	$204

Basic earnings per share:
Earnings per share	$2.29	$1.72

Weighted average shares outstanding	122.9	118.3

Diluted earnings per share:
Earnings per share	$2.13	$1.61

Weighted average shares outstanding	134.4	129.3

A2

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	April 1,	December 31,
(Dollars in millions)	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,041	$1,078
Accounts receivable — net	2,683	2,087
Inventories	876	760
Prepaid expenses and other current assets	246	215

Total current assets	4,846	4,140

Property, plant and equipment — net	2,142	2,100
Goodwill	1,768	1,761
Intangible assets — net	300	304
Pension assets	498	454
Other assets	554	529

Total assets	$10,108	$9,288

Liabilities and Equity
Current liabilities:
Short-term debt	$30	$23
Current portion of long-term debt	19	20
Trade accounts payable	2,452	2,079
Accrued compensation	287	251
Other current liabilities	1,236	1,146

Total current liabilities	4,024	3,519
Long-term debt	1,711	1,803
Postretirement benefits other than pensions	452	453
Pension benefits	707	681
Other long-term liabilities	604	594

Total liabilities	7,498	7,050

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,647	1,638
Retained earnings	792	511
Accumulated other comprehensive earnings (losses)	(21)	(87)

Total TRW stockholders’ equity	2,419	2,063
Noncontrolling interest	191	175

Total equity	2,610	2,238

Total liabilities and equity	$10,108	$9,288

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 1,	April 2,
(Dollars in millions)	2011	2010
Operating Activities
Net earnings	$291	$213
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	116	119
Net pension and other postretirement benefits income and contributions	(38)	(49)
Loss on retirement of debt — net	10	—
Gain on business acquisition	(9)	—
Other — net	(1)	1
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(503)	(417)
Inventories	(76)	(75)
Trade accounts payable	276	184
Prepaid expense and other assets	13	(27)
Other liabilities	2	72

Net cash provided by (used in) operating activities	81	21

Investing Activities
Capital expenditures, including intangible assets	(67)	(45)
Cash acquired in acquisition of business	15	—
Net proceeds from asset sales	3	1

Net cash provided by (used in) investing activities	(49)	(44)

Financing Activities
Change in short-term debt	7	—
Redemption of long-term debt	(130)	(120)
Proceeds from exercise of stock options	16	11
Dividends paid to noncontrolling interest	—	(12)

Net cash provided by (used in) financing activities	(107)	(121)
Effect of exchange rate changes on cash	38	(10)

Increase (decrease) in cash and cash equivalents	(37)	(154)
Cash and cash equivalents at beginning of period	1,078	788

Cash and cash equivalents at end of period	$1,041	$634

A4

TRW Automotive Holdings Corp.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.
EBITDA and Adjusted EBITDA
EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Three Months Ended
	April 1,	April 2,
(Dollars in millions)	2011	2010
GAAP net earnings attributable to TRW	$281	$204
Income tax expense	56	50
Interest expense — net	34	45
Depreciation and amortization	116	119

EBITDA	487	418

Restructuring charges and fixed asset impairments	—	7
Termination of a service contract	10	—
Loss on retirement of debt — net	10	—
Gain on business acquisition	(9)	—

Adjusted EBITDA	$498	$425

Free Cash Flow
Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Three Months Ended
	April 1,	April 2,
(Dollars in millions)	2011	2010
Cash flow provided by (used in) operating activities	$81	$21
Capital expenditures	(67)	(45)

Free cash flow	$14	$(24)

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)

	Three Months			Three Months
	Ended			Ended
	April 1, 2011			April 1, 2011
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$4,109	$—		$4,109
Cost of sales	3,598	—		3,598

Gross profit	511	—		511
Administrative and selling expenses	151	(10)	(a)	141
Amortization of intangible assets	5	—		5
Other (income) expense — net	(17)	—		(17)

Operating income	372	10		382
Interest expense — net	34	—		34
Loss on retirement of debt — net	10	(10)	(b)	—
Gain on business acquisition	(9)	9	(c)	—
Equity in (earnings) losses of affiliates, net of tax	(10)	—		(10)

Earnings before income taxes	347	11		358
Income tax expense	56	—		56

Net earnings	291	11		302
Less: Net earnings attributable to noncontrolling interest, net of tax	10	—		10

Net earnings attributable to TRW	$281	$11		$292

Basic earnings per share:
Earnings per share	$2.29			$2.38

Weighted average shares outstanding	122.9			122.9

Diluted earnings per share:
Earnings per share	$2.13			$2.21

Weighted average shares outstanding	134.4			134.4

(a)	Represents the elimination of the expense related to the termination of a service contract.

(b)	Represents the elimination of the loss on retirement of debt.

(c)	Represents the elimination of the gain on business acquisition.

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
The Company recorded restructuring charges of $6 million primarily related to severance, retention and outplacement services and fixed asset impairment charges of $1 million.

	Three Months			Three Months
	Ended			Ended
	April 2, 2010			April 2, 2010
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$3,583	$—		$3,583
Cost of sales	3,154	—		3,154

Gross profit	429	—		429
Administrative and selling expenses	125	—		125
Amortization of intangible assets	5	—		5
Restructuring charges and fixed asset impairments	7	(7)	(a)	—
Other (income) expense — net	(8)	—		(8)

Operating income	300	7		307
Interest expense — net	45	—		45
Equity in (earnings) losses of affiliates, net of tax	(8)	—		(8)

Earnings before income taxes	263	7		270
Income tax expense	50	2	(b)	52

Net earnings	213	5		218
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9

Net earnings attributable to TRW	$204	$5		$209

Basic earnings per share:
Earnings per share	$1.72			$1.77

Weighted average shares outstanding	118.3			118.3

Diluted earnings per share:
Earnings per share	$1.61			$1.65

Weighted average shares outstanding	129.3			129.3

(a)	Represents the elimination of restructuring charges and fixed asset impairments.

(b)	Represents the elimination of the income tax impact of the adjustments made to the restructuring charges and fixed asset impairments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A7